Exhibit 2(b)(2)

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 21, 2009

to

INDENTURE

Dated as of December 3, 2004

between

GRUMA, S.A.B. de C.V.

AND

THE BANK OF NEW YORK MELLON AS TRUSTEE

7.75% PERPETUAL BONDS

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 21, 2009, is entered into by and between Gruma, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable), organized and existing under the laws of the United Mexican States (“Mexico”) and THE BANK OF NEW YORK MELLON, a corporation organized under the laws of The State of New York, authorized to conduct a banking business, as trustee (herein called the “Trustee”) for the Holders of 7.75% Perpetual Bonds issued under the Indenture (as defined below). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Indenture, unless otherwise specified.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as December 3, 2004 (the “Indenture”) which provides for, among other things, the issuance by the Company of US$300,000,000 of 7.75% Perpetual Bonds (the “Bonds”); and

WHEREAS, the Company is entering into a senior secured loan agreement dated October 16, 2009 with Deutsche Bank Trust Company Americas as administrative agent (“Loan A Administrative Agent”) and the several financial institutions from time to time party thereto (collectively, the “Loan A Lenders” and individually, a “Loan A Lender”), pursuant to which, among other things, the Loan A Lenders will make or extend certain loans and other financial accommodations to the Company on the terms and conditions set forth therein (the “Loan A Obligations”); and

WHEREAS, the Company is entering into a senior secured loan agreement dated October 16, 2009 with BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as administrative agent (“Loan B Administrative Agent” and, together with Loan A Administrative Agent, the “Administrative Agents”) and the several financial institutions party thereto (collectively, the “Loan B Lenders” and, individually, a “Loan B Lender”, and, together with the Loan A Lenders, the “Secured Loan A and B Lenders”), pursuant to which, among other things, the Loan B Lenders will make or extend certain loans and other financial accommodations to the Company on the terms and conditions set forth therein (the “Loan B Obligations” and, together with the Loan A Obligations, the “Secured Loan A and B Obligations”); and

WHEREAS, pursuant to the Security Documents (as defined in the Intercreditor Agreement described below) the Company will grant to The Bank of New York Mellon, also acting through its appointed sub-agent, THE BANK OF NEW YORK MELLON, S.A., INSTITUCÍON DE BANCA MÚLTIPLE as collateral agent (the “Collateral Agent”) on behalf of the Secured Loan A and B Lenders and the Holders, certain liens on and a security interest in shares of certain subsidiaries of the Company and a certain security interest in intercompany indebtedness owed to the Company by certain of its subsidiaries (collectively, the “Loan A and B Collateral”) to secure the Secured Loan A and B Obligations (the “Secured Loan A and B Liens”) and obligations under the Bonds; and

WHEREAS, the Company is entering into the following loan agreements dated the date hereof with the lenders party thereto (collectively, the “Loan C Lenders” and together with the Secured Loan A and B Lenders, the “Secured Loan A, B and C Lenders”) pursuant to which, among other things, the Loan C Lenders will make or extend certain loans and other financial accommodations to the Company on the terms and conditions set forth therein (the “Loan C Obligations” and, together with the Secured Loan A and B Obligations, the “Secured Loan A, B and C Obligations”)

(A)          the Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and ABN AMRO Bank N.V., providing for a term loan facility in an aggregate principal amount of US$13,900,000;

(B)           the Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and Barclays Bank PLC, providing for a term loan facility in an aggregate principal amount of US$21,500,000;

(C)           the Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and BNP Paribas, providing for a term loan facility in an aggregate principal amount of US$11,756,872;

(D)          the Loan Agreement, dated on or prior to the date hereof, as amended from time to time, by and among the Company and Standard Chartered Bank PLC, providing for a term loan facility in an aggregate principal amount of US$22,896,000; and

WHEREAS, pursuant to (i) a Subordination Agreement dated as of October 21, 2009 between the Company and certain of its subsidiaries, with respect to certain subordinated intercompany indebtedness owed by the Company to its subsidiaries (defined in the Intercreditor Agreement described below as “Subordinated Liabilities”) (the “Subordination Agreement”) and (ii) the Intercompany Trust Agreement (as defined in such Intercreditor Agreement), the Company has granted certain rights to the Secured Loan A, B and C Lenders (the “Loan A, B and C Collateral”) in connection with the Loan A, B and C Obligations (the “Secured Loan A, B and C Liens”) and to the Trustee, on behalf of the Holders in connection with obligations under the Bonds; and

WHEREAS, the Administrative Agents are entering into a collateral agency and intercreditor agreement dated as of October 21, 2009 (the “Intercreditor Agreement”) with the Collateral Agent, the Company (with respect to certain sections), the Administrative Agents, the Loan C Lenders (as signatories for acknowledgment purposes) and the Trustee (as a signatory for acknowledgment purposes) pursuant to which the Secured Loan A and B Lenders set forth their rights and that of the Trustee on behalf of the Holders with respect to the Loan A and B Collateral and the Secured Loan A, B and C Lenders set forth their rights and that of the Trustee on behalf of the Holders with respect to the Loan A, B and C Collateral; and

WHEREAS, with respect to the Loan A and B Collateral, the granting of the Secured Loan A and B Liens is permitted by Section 10.4 of the Indenture, provided that the

Company grant to the Trustee, on behalf of the Holders, Liens on the Loan A and B Collateral in order to secure the Bonds on an equal and ratable basis with the Secured Loan A and B Obligations; and

WHEREAS, with respect to the Loan A, B and C Collateral, the granting of the Secured Loan A, B and C Liens is permitted by Section 10.4 of the Indenture, provided that the Company grant to the Trustee, on behalf of the Holders, Liens on the Loan A, B and C Collateral in order to secure the Bonds on an equal and ratable basis with the Secured Loan A, B and C Obligations; and

WHEREAS, Section 9.2(5) of the Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Holders for, among other things, the purpose of securing the Bonds; and

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture in accordance with Section 9.2(5) of the Indenture; and

WHEREAS, the Company has been and is duly authorized to enter into, execute and deliver, and hereby authorizes and directs the Trustee on behalf of the Holders to execute and deliver, this Supplemental Indenture:

NOW, THEREFORE, for and in consideration of the premises and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

SECTION 1. The Trustee hereby acknowledges the granting of the Liens to the Collateral Agent, on behalf of the Trustee and the Holders pursuant to the Security Documents, on the Loan A and B Collateral to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Bonds on an equal and ratable basis with the Secured Loan A and B Obligations and, in connection herewith, the Trustee hereby acknowledges on behalf of the Holders the execution and delivery of the Security Documents pursuant to which such Liens on the Loan A and B Collateral referred to herein shall be granted to the Collateral Agent, on behalf of the Trustee and the Holders and on behalf of the Secured Loan A and B Lenders.

Upon the release of the Secured Loan A and B Liens on the Loan A and B Collateral upon satisfaction of certain financial and other conditions as set forth in the Security Documents (an “Interim Collateral Release”) or upon the release of the Secured Loan A and B Liens upon payment in full of the Secured Loan A and B Obligations, the Trustee hereby agrees to cause the Collateral Agent to release all the Liens and security interests on the Loan A and B Collateral granted to the Collateral Agent, on behalf of the Trustee and the Holders pursuant to the Security Documents on the same terms and conditions as the Collateral Agent, acting on behalf of the Administrative Agents, shall release. The Trustee hereby acknowledges that following an Interim Collateral Release, if such certain financial and other conditions cease to be satisfied, the Liens on the Loan A and B Collateral shall be reinstated to the Collateral Agent on behalf of the Holders and the Secured Loan A and B Lenders pursuant to the Security

Documents. In such case, the Trustee hereby agrees to cause the Collateral Agent to release all the Liens and security interests on the Loan A and B Collateral granted pursuant to the Security Documents on the same terms and conditions as the Collateral Agent, acting on behalf of the Administrative Agents, shall release upon a subsequent Interim Collateral Release or upon payment in full of the Secured Loan A and B Obligations.

SECTION 2. The Trustee hereby acknowledges the granting of the Liens on the Loan A, B and C Collateral under the Subordination Agreement and the Intercompany Trust Agreement to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Bonds on an equal and ratable basis with the Secured Loan A, B and C Obligations and, in connection herewith, the Trustee hereby acknowledges on behalf of the Holders the execution and delivery of the Intercreditor Agreement, the Subordination Agreement and the Intercompany Trust Agreement pursuant to which such Liens on the Loan A, B and C Collateral referred to herein shall be granted to the Collateral Agent, on behalf of the Trustee and the Holders and on behalf of the Secured Loan A, B and C Lenders.

Upon the release of the Secured Loan A, B and C Liens on the Loan A, B and C Collateral upon payment in full of the Secured Loan A, B and C Obligations, the Trustee hereby agrees to cause the Collateral Agent to release all the Liens and security interests on the Loan A, B and C Collateral granted to the Collateral Agent pursuant to the Subordination Agreement and the Intercompany Trust Agreement on the same terms and conditions as the Collateral Agent, acting on behalf of the Administrative Agents, shall release.

SECTION 3. The Company hereby consents to the granting of the Liens on the Loan A and B Collateral and the Loan A, B and C Collateral for the benefit of the Trustee and the Holders to secure the payment of principal and interest and all other amounts due and owing pursuant to the terms of the Bonds on an equal and ratable basis as described in Sections 1 and 2 above and in the Security Documents and the Subordination Agreement until the release of the Liens on the Loan A and B Collateral and the Loan A, B and C Collateral in accordance with the provisions described in Sections 1 and 2 above. In connection herewith, the Company authorizes the Trustee to be a signatory to the Intercreditor Agreement for the sole purpose of acknowledging the Liens on the Loan A and B Collateral and the Loan A, B and C Collateral, on behalf of the Trustee and the Holders to secure the payment of principal and interest and all other amounts due and owing on the Bonds on an equal and ratable basis as described in Sections 1 and 2 above, in accordance with the Indenture.

SECTION 4. Except as expressly supplemented by this Supplemental Indenture, the Indenture and the Bonds are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and the Bonds shall remain in full force and effect.

SECTION 5. This Supplemental Indenture is executed and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

SECTION 6. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

SECTION 7. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 8. This Supplemental Indenture shall be deemed to have become effective upon the date first written above.

SECTION 9. In the event of a conflict between the terms of this Supplemental Indenture and the Indenture, this Supplemental Indenture shall control.

SECTION 10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recital contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the day and year first set forth above.

GRUMA, S.A.B. de C.V.

By:	/s/ Raul Alonso Pelaez Cano
Name: Raul Alonso Pelaez Cano
Title: Chief Financial Officer

By:	/s/ Juan Antonio Quiroga García
Name: Juan Antonio Quiroga García
Title: Chief Corporate Officer

By:	/s/ Salvador Vargas Guajardo
Name: Salvador Vargas Guajardo
Title: General Counsel

THE BANK OF NEW YORK MELLON, as TRUSTEE

By:	/s/ William Potes
Name: William Potes
Title: Assistant Vice President